EXHIBIT 16

A C I ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation
_______________________________________________________________________________
Armando C. Ibarra, C.P.A. Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

October 16, 2006

Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Re:  Sockeye Seafood Group, Inc
    File No. 0-51197

Dear Sir or Madam:

We have read the revised Item 304 disclosures in Item 401 of the Form 8-K/A of Sockeye Seafood Group, Inc., dated October 9, 2006, and we agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Armando C. Ibarra
By: Armando C. Ibarra

ACI: